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                                                                    Exhibit 10.3

                       SEPARATION AND SEVERANCE AGREEMENT


                  This Separation and Severance Agreement (the "Agreement") is made and entered into as of May 30, 2003 by and between Brian T. Gillon ("Executive") and PEDIATRIX MEDICAL GROUP, INC. (the "Company").


                  WHEREAS, Executive and the Company are parties to an Amended and Restated Employment Agreement dated as of January 1, 2003 (the "Employment Agreement"), under which the Executive agreed to serve the Company as Executive Vice President, Corporate Development and General Counsel;

                  WHEREAS, the Company and Executive desire to enter into an agreement that sets forth their respective remaining obligations under the Employment Agreement and the terms and timing of the termination of Executive's services pursuant to and under the terms of the Employment Agreement; and

                  WHEREAS, the parties acknowledge that Executive has valuable knowledge, expertise and confidential information about the Company's business and business relationships.

                  NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the adequacy and sufficiency of which are hereby acknowledged, Executive and the Company agree as follows:

                  1. The Company and Executive hereby mutually acknowledge and agree that the Employment Agreement shall terminate pursuant to, and in accordance with, the terms of Section 4.7 thereof, with said termination to be effective as of 11:59 p.m. on June 4, 2003 (the "Termination Date").


                  2. In full and final settlement of any claims for severance compensation, or for any other amounts owing to Executive under the Employment Agreement (including any bonus amounts) or otherwise (other than reimbursement of business expenses paid or otherwise incurred by the Executive prior to the Termination Date and any amounts payable to Executive pursuant to the terms of the CSA (as defined in Paragraph 3 below)), consistent with the terms of Section
5.4 of the Employment Agreement, the Company agrees as follows:

                  (a) For a period of 12 months following the Termination Date, the Company shall make payments to Executive at an annual rate of Three Hundred Thousand Dollars ($300,000), with such amounts to be prorated as necessary and payable in installments consistent with the Company's normal payroll schedule, subject to required applicable withholding for taxes;

                  (b) Through June 30, 2004, Executive shall be eligible to continue to participate in the Company's group health insurance plan, and all other Company benefit plans or policies (other than equity compensation or bonus plans), in each case on the same terms and subject to the same conditions available to Executive prior to the Termination Date; and

                  (c) Beginning on July 1, 2004, participation in the Company's group health insurance plan shall be governed by the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), and Executive's participation in any of the Company's other benefit plans or policies, if any, shall be governed by the terms and conditions of any such plans or policies, or as otherwise required by law.

Consistent with the terms and conditions of the Company's Amended and Restated Stock Option Plan, Executive shall have a period of ninety (90) days following the Termination Date in which to exercise any options to purchase common stock that are vested and unexercised as of the Termination date; any such options that are unvested shall terminate and become null and void as of the Termination Date.

                  3. Following termination of the Employment Agreement as described in Paragraph 1 above, at the request of the Company, Executive has agreed to provide consulting services as an independent contractor to the Company, with such services to be provided on the terms and subject to the conditions set forth in that certain Consulting Services Agreement by and between the Company and Executive of even date herewith (the "CSA"). The Company expressly acknowledges and agrees that any payments or compensation pursuant to the Consulting Services Agreement shall be separate from, in addition to, and shall not offset, any of the Company's obligations under Paragraph 2 above.





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                  4. The term "Released Parties" includes the Company and its parents, divisions, subsidiaries, partnerships, affiliates, and other related entities, and each of their past, present, and future owners, fiduciaries, shareholders, directors, officers, partners, agents, employees, executives, and attorneys, whether in their individual or professional capacities, and the predecessors, successors, and assigns of each of them.

                  5. Executive, and anyone claiming through Executive, agrees not to sue and further agrees to release the Released Parties, with respect to any and all claims which Executive now has or has ever had, or may ever have, against any of the Released Parties, arising from conduct or omissions through the effective date of this Agreement, whether known or unknown, including but not limited to: (a) claims for or related in any way to the Employment Agreement or Executive's employment, hiring, conditions of employment, compensation or payment of compensation, or termination from employment; (b) claims that could have been asserted by or on behalf of Executive in any federal, state, or local court, commission, or agency, or under any common law theory, or under any employment, contract, tort, federal, state, or local law, regulation, ordinance, or order; and (c) claims arising under federal, state, or local laws, as amended from time to time, including, but not limited to, Title VII of the Civil Rights Act of 1964 (as amended), the Civil Rights Act of 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967 ("ADEA"), as amended, the Employee Retirement Income Security Act of 1974, Family and Medical Leave Act of 1993, the Older Workers Benefits Protection Act, or other federal, state or local civil rights laws based on age or other protected class status.

                  6. Executive agrees, represents, and warrants that Executive is the sole owner of the claims that are released in this Agreement and that Executive has the full right and power to grant, execute, and deliver the releases and promises in this Agreement. Executive further agrees, represents and warrants that Executive has not initiated or filed any legal, equitable, administrative, or any other proceeding against any of the Released Parties and that no such proceeding has been initiated or filed on Executive's behalf. The consideration offered herein is accepted by Executive as being in full accord, satisfaction, compromise and settlement of any and all claims or potential claims, and Executive expressly agrees that Executive is not entitled to and shall not receive any further recovery of any kind from the Company or any of the Released Parties, and that in the event of any further proceedings whatsoever based upon any matter released herein, the Company and each of the Released Parties shall have no further monetary or other obligation of any kind to Executive, including any obligation for any costs, expenses and attorneys' fees incurred by or on behalf of Executive.


                  7. Executive recognizes and acknowledges that the Company's, its affiliates', their divisions' and the users of their services' ("users") confidential financial records, financial and other plans, marketing methods and systems, advertising strategies and methods, strategic plans, databases, trade secrets, user lists, information regarding users and potential users, staff members, or suppliers, reports prepared by consultants, other information, observations, data and ideas obtained by Executive during the course of Executive's employment with the Company, or other proprietary information of the Company (collectively referred to as "Confidential Information"), are valuable, special, and unique assets of the Company and these affiliates, divisions, and users. Therefore, Executive agrees not to disclose at all times any Confidential Information to any person, firm, corporation, or other entity whatsoever unless and until the information becomes generally available to the public through proper means not in violation of this Agreement.


                  8. Nothing in this Agreement is intended to or shall be construed as an admission by the Company or any of the other Released Parties that it violated any law, interfered with any right or otherwise engaged in any improper or illegal conduct with respect to Executive or otherwise, the Released Parties expressly denying any such illegal or improper conduct.


                  9. Nothing contained in this Agreement is intended to waive, alter or modify in any manner the duties and obligations of Executive as Authorized House Counsel to the Company, including those duties and obligations involving the attorney client privilege, confidentiality, work product or any other duty or obligation imposed on a lawyer by the rules and regulations of the Florida Bar or applicable law.


                  10. To the fullest extent permissible under applicable law and the Company's Articles of Incorporation, the Company hereby indemnifies and saves harmless Executive from and against any liability he may suffer or incur as a result of, or incident to, any act or omission during the course of, or incident to, his services to the Company, said indemnification to include advancement of, and reimbursement for, any reasonable expenses incurred by Executive in defense of any claims that may be asserted in connection with, or as a result of, his services to, or on behalf of, the Company.




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                  11. In the event that a legal action is brought to enforce the terms of this Agreement, the prevailing party shall be entitled to recover his or its costs of court, including all attorneys' fees at all trial and appellate levels.


                  12. Executive acknowledges and agrees that (i) he has been provided sufficient time to review this Agreement, (ii) he has had the opportunity to consult with legal counsel if he so chooses, and (iii) he has received all of the information he requires from the Company to make a knowing and voluntary release and waiver of all claims against the Company.

                  13. The Company and Executive hereby mutually agree that each shall refrain from any conduct, verbal or otherwise, that criticizes, ridicules, disparages or is derogatory of the other, and, in the case of the Company, of its affiliates or any of its or their officers, directors, agents or employees. Additionally, during the one-year period immediately following the Termination Date, except as authorized by the Company, Executive shall not give any interviews or speeches concerning the Company, nor shall Executive directly or indirectly, prepare or assist any person or entity in the preparation of any books, articles, or other creations concerning the Company. Notwithstanding the foregoing, (i) Executive may publicly state factual information about his employment with Company in providing others with background and resume information about himself, in public filings with the Securities and Exchange Commission when required with respect to other issuers for which such disclosure about him is required, and in similar contexts and (ii) in the event that Executive is legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, investigative demand or similar process) to respond to inquiries concerning the Company, the restrictions on communications set forth in this Paragraph 13 shall not apply to such compulsory requests. Should any such compulsory requests for information be received, Executive hereby agrees to cooperate with the Company and its counsel in the course of responding thereto.

                  14. This Agreement embodies the entire agreement and understanding of the parties hereto with regard to Sections 4 (Termination) and 5 (Compensation and Benefits Upon Termination) of the Employment Agreement, and supersedes any and all prior and/or contemporaneous agreements and understandings (other than the CSA), oral or written, between said parties with respect thereto, including, but not limited to, the Employment Agreement. Except to the extent that such agreements and obligations have been expressly modified or changed herein, nothing contained herein is intended, nor shall it be construed, to limit or restrict any of the parties' other respective agreements and obligations under the Employment Agreement, including, but not limited to, Executive's obligations under Section 8 of the Employment Agreement (Noncompetition;Unauthorized Disclosure;Injunctive Relief), which obligations remain in effect and enforceable against the parties hereto.


                  15. This Agreement shall be construed and interpreted in accordance with the laws of the State of Florida.


                  16. The fact that one of the parties may have drafted or structured any provision of this Agreement or any document referenced herein shall not be considered in construing the particular provision or document either in favor of or against such party.

                  17. The parties agree that this Agreement may be modified only in writing, and any party's failure to enforce this Agreement in the event of one or more events that violate this Agreement shall not constitute a waiver of any right to enforce this Agreement against subsequent violations.



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                  THE PARTIES STATE THAT THEY HAVE READ THE FOREGOING, THAT THEY
UNDERSTAND EACH OF ITS TERMS AND THAT THEY INTEND TO BE BOUND THERETO.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

PEDIATRIX MEDICAL GROUP, INC.           EXECUTIVE:



/s/ ROGER J. MEDEL, M.D., M.B.A.        /s/ BRIAN T. GILLON
---------------------------------       ----------------------------------------
Roger J. Medel, M.D., M.B.A.            Brian T. Gillon
President and CEO





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